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                                                                    EXHIBIT 8.2

                               February 8, 1995

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

    This letter is to advise you that Connecticut Mutual Investment Accounts, Inc. (the "Fund") intends to register, qualify, and offer additional shares in the following new Portfolios to the general public: CMIA LifeSpan Capital Appreciation Account, CMIA LifeSpan Balanced Account, and CMIA LifeSpan Diversified Income Account (collectively, the "New Accounts").

    In accordance with the Additional Funds provision in Section 17 of the Custodial Contract dated January 28, 1993, and Article 10 of the Transfer Agency and Service Agreement dated April 19, 1994 between the Fund and State Street Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the New Accounts under the terms of the respective contracts.

    Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

By: /s/ Ann F. Lomeli
   ---------------------------------
        Ann F. Lomeli, Secretary


Agreed to this 8th day of February, 1995.

STATE STREET BANK AND TRUST COMPANY

By: /s/ Vice President
   ---------------------------------
        Vice President